Exhibit 2.1

EXECUTION VERSION

THIS AMENDMENT NO. 1 (the Amendment) TO ROWAN ASSET TRANSFER AND CONTRIBUTION AGREEMENT is made on 17 October 2017

BETWEEN

(1)	SAUDI ARAMCO DEVELOPMENT COMPANY, a limited liability company incorporated and registered in the Kingdom with commercial registration number 2052002216, having a registered share capital of SAR 500,000 and with its registered office at P.O. Box 500, Dhahran, 3131, the Kingdom (Saudi Aramco);

(2)	Rowan REX LIMITED, a limited company duly organised and existing under the laws of the British Overseas Territory of the Cayman Islands (Rowan, together with Saudi Aramco, the Shareholders); and

(3)	SAUDI ARAMCO ROWAN OFFSHORE DRILLING COMPANY, a limited company incorporated and registered in the Kingdom with commercial registration number 2051064243, having a registered share capital of SAR 187,500,000 and with its registered office at P.O. Box 3039, Al-Khobar, 34218, the Kingdom of Saudi Arabia (the Company).

WHEREAS

(A)	The Shareholders are parties to that certain Rowan Asset Transfer and Contribution Agreement, dated November 21, 2016 (the Agreement), as acceded to on 25 May 2017 by and related to the Company.

(B)	The Company is a 50/50 joint venture formed by the Shareholders to own, operate and manage offshore drilling rigs in the Kingdom and provide services as a contracting company in accordance with the rules and requirements of the Saudi Arabian foreign investment regulations.

(C)	The Shareholders wish to amend the Agreement with respect to the asset transfers and contributions to the Company as more specifically described herein.

IT IS AGREED THAT

1.	Definitions and Interpretation

1.1	In this Amendment, unless the context otherwise requires, defined terms shall have the meanings ascribed thereto in the Agreement.

1.2	The interpretive provisions of Clause 1.2 of the Agreement shall apply to this Amendment, mutatis mutandis, as if fully set forth herein.

2.	AMENDMENTS TO THE AGREEMENT

2.1	Clause 1.1 of the Agreement is hereby amended by adding the following terms in the appropriate locations based on alphabetical ordering:

“Adjusted Non-Rig Inventory Schedule” has the meaning given to it in paragraph 2.2 of Schedule 1;

“Draft Non-Rig Inventory Schedule” has the meaning given to it in paragraph 2.2 of Schedule 1;

“Final Non-Rig Inventory Schedule” has the meaning given to it in paragraph 2.3 of Schedule 1; and

“Rowan Initial Assets” means the Assets to be acquired by the Company on the Project Operations Date being the Assets specified in Sections 1 and 2 of Schedule 2.

2.2	Clause 2.2 of the Agreement is hereby amended and restated in its entirety to read as follows:

2.2	Subject to the terms and conditions set out in this Agreement and in the Shareholders’ Agreement, Rowan agrees to, and, if applicable, shall procure that its Affiliates on each Asset Contribution Date (including the Project Operations Date):

(a)	pay an amount in cash to the Company equal to the Asset Contribution Value associated with the relevant Assets (the Asset Cash Amount);

(b)	as full consideration for the payment of the Asset Cash Amount by Rowan to the Company, the Company shall enter into a subordinated shareholder loan in favour of Rowan in accordance with the terms of a Subordinated Shareholder Loan Agreement to be entered between Rowan and the Company, such subordinated loan to be evidenced by the issuance by the Company to Rowan of a Promissory Note (as defined in the Subordinated Shareholder Loan Agreement) with a face value equal to the Asset Cash Amount, subject to, and in accordance with the terms of this Agreement and the Shareholders’ Agreement;

(c)	Rowan or its relevant Affiliate shall sell, transfer and deliver, or procure the sale, transfer and delivery, to the Company, free of any Lien, other than any Permitted Liens, all of Rowan’s (or its relevant Affiliate’s) ownership, right, interest in and title to each of the relevant Assets (each an Asset Contribution); and

(d)	as full consideration for the sale, transfer or delivery of the relevant Assets to the Company in accordance with Clause 2.2(c) above, the Company shall pay the Asset Cash Amount to Rowan or its relevant Affiliate.

2.3	Clause 2.3 of the Agreement is hereby amended and restated in its entirety to read as follows:

2.3	Immediately after the Asset Contribution Closing Date for the Rowan Initial Assets, the Company shall pay to Rowan an amount equal to 50% of all excess cash in the Company (which excess cash is estimated to be no less than $87,500,000 as of the date of this Agreement) and such amounts shall be applied as a mandatory prepayment of the subordinated shareholder loans then outstanding in accordance with paragraph 5.2 of Schedule 2 of the Shareholders’ Agreement..

2.4	Clause 14 of the Agreement is hereby amended:

(a)	by adding the following Clause after 14.2 as a new Clause 14.3:

The inclusion, exclusion and variation from time to time of any terms, conditions, representations, warranties, indemnities and any other rights, obligations and duties in any of the bills of sale entered into between Rowan or its relevant Affiliate and the Company in relation to any Asset Contribution by Rowan shall not amend, vary, otherwise modify or prevail or take precedence over any of the terms, conditions, representations, warranties, indemnities and any other rights, obligations and duties (as the same may be amended or varied from time to time in accordance with Clause 15 of this Agreement) to which the Parties have agreed under this Agreement.

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2.5	Section 2.2 of Schedule 1 of the Agreement is hereby amended and restated in its entirety to read as follows:

2.2	As soon as reasonably practicable after the Formation Date (as defined in the Shareholders’ Agreement), Rowan shall deliver to the Company and Saudi Aramco a draft of the Non-Rig Inventory Schedule (the Draft Non-Rig Inventory Schedule), containing its good faith estimate of the items to be contributed to the Company as Non-Rig Inventory and the Asset Contribution Value thereof. As soon as reasonably practicable thereafter, representatives of Saudi Aramco and Rowan shall jointly conduct a cycle count to verify the presence of the top one hundred (100) consolidated items of consumable stock by value listed in the Draft Non-Rig Inventory Schedule and the top one hundred (100) individual items of consumable stock by value not identified within the consolidated count. For tubulars and spare capital assets, a full cycle count shall be conducted. In connection with such cycle count, the representatives of Saudi Aramco and Rowan conducting the cycle count shall confirm that the Non-Rig Inventory does not include any item of Inventory that is required to comply with the Specifications for a particular Rig. Discrepancies in excess of 5% for consumable stock shall be extrapolated across uncounted consumable stock items in a revised Non-Rig Inventory Schedule adjusted for the cycle count results (the Adjusted Non-Rig Inventory Schedule), but shall have no effect for spare capital assets and tubulars given the full cycle count.

2.6	Section 2.3 of Schedule 1 of the Agreement is hereby amended and restated in its entirety to read as follows:

2.3	Following the completion of such cycle count and no later than three (3) days prior to the initial Asset Contribution Date, the representatives of Saudi Aramco and Rowan shall deliver to the Company a further revised copy of the Non-Rig Inventory Schedule in agreed and final form (the Final Non-Rig Inventory Schedule), reflecting consumption of or addition to items of Non-Rig Inventory in the intervening period between the date of the Adjusted Non-Rig Inventory Schedule and the date of the Final Non-Rig Inventory Schedule. Such Final Non-Rig Inventory Schedule shall contain an explanation of each additional item that was not contained in the Adjusted Non-Rig Inventory. The aggregate Asset Contribution Value for the Non-Rig Inventory reflected in the Final Non-Rig Inventory Schedule shall be used to calculate the amount of Saudi Aramco’s initial ‘matching contribution’ and the amount of the subordinated shareholder loans issued by the Company in favour of Saudi Aramco and Rowan at the initial Asset Contribution Date provided that if a proper explanation of an additional item is not included in the Final Non-Rig Inventory Schedule then the value and quantity of such item shall be excluded.

2.7	Section 2 of Schedule 2 of the Agreement is hereby amended and restated in its entirety to read as follows:

2.	NON-RIG INVENTORY

Rowan shall transfer and deliver to the Company all onshore Inventory owned by Rowan in The Kingdom as of the first Asset Contribution Date, except for (a) onshore Inventory assigned to the Rowan Mississippi and Bob Palmer, and (b) onshore tubulars and spare capital assets assigned to all other non-contributed rigs. A representative list of Non-Rig Inventory used in Rowan’s current Saudi operations is attached as Exhibit 1 to this Schedule 2. The Final Non-Rig Inventory Schedule shall be substantially similar in terms of types of items listed in Exhibit 1 to this Schedule 2 and generally only vary in quantity.

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3.	GENERAL PROVISIONS

3.1	The provisions of Clauses 13 through 26 of the Agreement shall apply to this Amendment, mutatis mutandis, as if fully set forth herein.

3.2	Save as amended pursuant to this Amendment, the provisions of the Agreement shall continue in full force and effect.

3.3	If there is any conflict between the terms of this Amendment and the Agreement, this Amendment shall prevail.

3.4	This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of The Kingdom.

[Signature page follows]

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This Amendment has been entered into on the date stated at the beginning of it.

SAUDI ARAMCO DEVELOPMENT COMPANY

By:	/s/ Yasser M. Mufti
Name:	Yasser M. Mufti
Title:	Chairman of the Board of Directors

In the presence of:
Signature of witness	/s/ Mohammed Qoqandi	/s/ Eyad Aljubran
Name of witness	Mohammed Qoqandi	Eyad Aljubran
Address of witness	Dhahran	Dhahran
Occupation of witness	Attorney	Attorney

ROWAN REX LIMITED

By:	/s/ Mark Mai
Name:	Mark Mai
Title:	Vice President and Secretary

In the presence of:
Signature of witness	/s/ Momen A. Wishahy	/s/ Ebrahim A. Hal
Name of witness	Momen A. Wishahy	Ebrahim A. Hal
Address of witness	2800 Post Oak Blvd., Houston, Texas	2800 Post Oak Blvd., Houston, Texas
Occupation of witness	Engineer	Engineer

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SAUDI ARAMCO ROWAN OFFSHORE DRILLING COMPANY

By:	/s/ Kelly A. McHenry
Name:	Kelly A. McHenry
Title:	Chief Executive Officer

In the presence of:
Signature of witness	/s/ Ali Alsulabiku	/s/ Abdullah Bujabanah
Name of witness	Ali Alsulabiku	Abdullah Bujabanah
Address of witness
Occupation of witness

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